CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated November 19, 2018 on the financial statements and financial highlights of Touchstone Funds Group Trust (the “Trust”) (specifically, Touchstone International ESG Equity Fund, formerly the Touchstone Premium Yield Equity Fund, a series of the Trust), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2018, in Post-Effective Amendment Number 114 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-70958), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
August 23, 2019